RiverSource®
[PortfolioEdge Advisory NY Variable Annuity]
Individual Flexible Purchase Payment Deferred Variable Annuity
Issued by:	RiverSource Life Insurance Co. of New York (RiverSource Life of NY)
20 Madison Avenue Extension Albany, NY 12203 Telephone: 1-800-541-2251 ameriprise.com/variableannuities RiverSource of New York Variable Annuity Account
Summary Prospectus for New Investors
[________, 20__]
This Summary Prospectus summarizes key features of the [RiverSource PortfolioEdge Advisory NY Variable Annuity] (the Contract), an individual flexible purchase payment deferred variable annuity  issued by RiverSource Life Insurance Company (“RVS Life”, “we”, “us” and “our”). Before you invest, you should also review the prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at riversource.com/annuities. You can also obtain this information at no cost by calling [_________], by sending an email request to [_________], or by calling your financial advisor.
You may cancel your contract within 10 days of receiving it without paying fees or penalties.
Upon cancellation, you will receive your Contract value and will not be assessed any fees or penalties on that amount. Alternatively, if state law requires, you will instead receive a refund of purchase payments and will not be assessed any fees or penalties. You should review this prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
The Securities and Exchange Commission has not approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

[RiverSource PortfolioEdge Advisory Variable Annuity NY] — Summary Prospectus 1

2 [RiverSource PortfolioEdge Advisory Variable Annuity NY] — Summary Prospectus

Key Terms
These terms can help you understand details about your Contract.
Annuitant: The person or persons on whose life or life expectancy the annuity payouts are based.
Annuitization start date: The date when annuity payments begin according to the applicable annuity payment plan.
Annuity payouts: An amount paid at regular intervals under one of several plans.
Beneficiary: The person you designate to receive benefits in case of your death while the Contract is in force.
Close of business: The time the New York Stock Exchange (NYSE) closes (4 p.m. Eastern time unless the NYSE closes earlier).
Code: The Internal Revenue Code of 1986, as amended.
Contract value: The total value of your Contract at any point in time. The Contract value is the sum of the contract value in the Special DCA Fixed Account and Contract value in the Variable Account.
Contract year: A period of 12 months, starting on the effective date of your Contract and on each anniversary of the effective date.
Funds: A portfolio of an open-end management investment company that is registered with the Securities and Exchange Commission (the "SEC") in which the Subaccounts invest.  May also be referred to as an underlying Fund.
Good order: We cannot process your transaction request relating to the Contract until we have received the request in good order at our Service Center. “Good order” means the actual receipt of the requested transaction in writing, along with all information, forms and supporting legal documentation necessary to effect the transaction. To be in “good order”, your instructions must be sufficiently clear so that we do not need to exercise any discretion to follow such instructions. This information and documentation generally includes your completed request; the Contract number; the transaction amount (in dollars); the names of and allocations to and/or from the subaccounts and the fixed account affected by the requested transaction; Social Security Number or Taxpayer Identification Number; and any other information, forms or supporting documentation that we may require. For certain transactions, at our option, we may require the signature of all Contract owners for the request to be in good order. With respect to purchase requests, “good order” also generally includes receipt of sufficient payment by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in good order, and we reserve the right to change or waive any good order requirements at any time.
Owner (you, your): The person or persons identified in the Contract as owner(s) of the Contract, who has or have the right to control the Contract (to decide on investment allocations, transfers, payout options, etc.). Usually, but not always, the owner is also the annuitant. During the owner’s life, the owner is responsible for taxes, regardless of whether he or she receives the Contract’s benefits. The owner or any joint owner may be a nonnatural person (e.g. irrevocable trust or corporation) or a revocable trust. If any owner is a nonnatural person or a revocable trust, the annuitant will be deemed to be the owner for Contract provisions that are based on the age or life of the owner. When the Contract is owned by a revocable trust or irrevocable grantor trust, the annuitant(s) selected must be the grantor(s) of the trust to assure compliance with Section 72(s) of the Code. Any Contract provisions that are based on the age of the owner will be based on the age of the oldest owner. Any ownership change, including continuation of the Contract by your spouse under the spousal continuation provision of the Contract, redefines “owner”, “you” and “your”.
Partial Surrender: The withdrawal of part of your Contract value. Throughout this prospectus, a Partial surrender includes the term “withdrawal."
Service Center: Our department that processes all transaction and service requests for the Contracts. We consider all transaction and service requests received when they arrive in good order at the Service Center. Any transaction or service requests sent or directed to any location other than our Service Center may end up delayed or not processed. Our Service Center address and telephone number are listed on the first page of the prospectus.
Standard Death Benefit: The guaranteed minimum death benefit payable before the Annuitization Start Date can be either: Maximum 3-Year Anniversary Value if you are age 80 or younger on the application date or the date of the most recent covered life change, or Return of Purchase Payments if you are age 81 or older on the application date or the date of the most recent covered life change.
Subaccount: A division of the Variable Account, each of which invests in one Fund.
Valuation date: Any normal business day, Monday through Friday, on which the NYSE is open, up to the time it closes. At the NYSE close, the next valuation date begins.
Variable Account: Refers to the RiverSource of New York Variable Annuity Account, a Separate Account established to hold Contract owners’ assets allocated to the Subaccounts, each of which invests in a particular Fund.

[RiverSource PortfolioEdge Advisory Variable Annuity NY] — Summary Prospectus 3

Overview of the Contract
Purpose: The purpose of the contract is to allow you to accumulate money for retirement or a similar long-term goal. You do this by making one or more purchase payments.
The contract offers various optional features and benefits that may help you achieve financial goals.
It may be appropriate for you if you have a long-term investment horizon and your financial goals are consistent with the terms and conditions of the contract.
It is not intended for investors whose liquidity needs require frequent withdrawals. If you plan to manage your investment in the contract by frequent or short-term trading, the contract is not suitable for you.
Phases of the Contract:
The contract has two phases: the Accumulation Phase and the Income Phase.
Accumulation Phase. During the Accumulation Phase, you make purchase payments and invest in: available subaccounts, each of which has a particular investment objective, investment strategies, fees and expenses and the Special DCA Fixed Account that earns a declared rate of interest. These accounts, in turn, may earn returns that increase the value of the contract. If the contract value goes to zero due to underlying fund’s performance or deduction of fees, the contract (and any death benefit riders) will no longer be in force and the contract will terminate.
A list of funds and additional information regarding each investment option available under the contract is provided in Appendix A – Investment Options Available Under the Contract.
The amount of money you accumulate under your contract depends (in part) on the performance of the subaccounts you choose or the rates you earn on allocations to the Special DCA Fixed Account. You may transfer money between subaccounts during the Accumulation Phase, subject to certain restrictions. Your contract value impacts the value of your contract’s benefits during the Accumulation Phase, including any optional benefits, as well as the amount available for withdrawal, annuitization and death benefits.
Income Phase. The Income Phase begins when you (or your beneficiary) choose to annuitize the contract. You can apply your contract value (less any applicable other charges) to an annuity payout plan that begins on the annuitization start date or any other date you elect. You may choose from a variety of plans that can help meet your retirement or other income needs. We can make payouts on a fixed or variable basis, or both. You cannot take withdrawals of contract value or surrender the contract during the Income Phase.
All optional death benefits terminate after the annuitization start date.
Contract Features:
•
Death Benefits. If you die during the Accumulation Phase, we will pay a death benefit to your beneficiary or beneficiaries. All contracts include a Standard Death Benefit at no additional charge. Non-qualified contracts can elect to opt out of the Standard Death Benefit and instead receive the Contract Value Death Benefit for a reduced mortality and expense risk charge. If you select the Contract Value Death Benefit, your beneficiary will only receive the contract value as of the day we receive due proof of death, which is impacted by investment performance and charges. If you elect the Contract Value Death Benefit, you will not have a guaranteed return of purchase payments at death.
•
Optional Death Benefits. You may be able to purchase an optional death benefit available under the Contract, the MAV Death Benefit, that provides additional death benefits for an additional fee. This optional death benefit may increase the amount of money payable upon death. The optional death benefit must be elected at the time that the contract is purchased. After the death benefit is paid the contract will terminate.
•
Surrenders. You may surrender all or part of your contract value at any time during the Accumulation Phase. If you request a full surrender, the contract will terminate. You also may establish automated partial surrenders. Full and partial surrenders may be subject to charges and income taxes (including a 10% IRS penalty that may apply if you surrender prior to reaching age 59½) and may have other tax consequences.
•
Tax Treatment. You can transfer money between subaccounts without tax implications, and earnings (if any) on your investments are generally tax-deferred. Generally, earnings are not taxed until they are distributed, which may occur when making a withdrawal, upon receiving an annuity payment, or upon payment of the death benefit.
Additional Services:
•
Dollar Cost Averaging Programs. Automated Dollar Cost Averaging allows you, at no additional cost, to transfer a set amount monthly between subaccounts. Special Dollar Cost Averaging (SDCA), only available for new purchase payments and only for the first 180 days from the contract issue date, allows the systematic transfer from the Special DCA Fixed Account to one or more eligible subaccounts over a 6 or 12 month period.

4 [RiverSource PortfolioEdge Advisory Variable Annuity NY] — Summary Prospectus

•
Asset Rebalancing. Allows you, at no additional cost, to automatically rebalance the subaccount portion of your contract value on a periodic basis.
•
Automated Partial Surrenders. An optional service allowing you to set up automated partial surrenders from the Special DCA Fixed Account or the subaccounts.
•
Electronic Delivery. You may register for the electronic delivery of your current prospectus and other documents related to your contract.

[RiverSource PortfolioEdge Advisory Variable Annuity NY] — Summary Prospectus 5

Important Information You Should Consider About the Contract
	FEES, EXPENSES AND ADJUSTMENTS			Location in Statutory Prospectus
Are There Charges or Adjustments for Early Withdrawals?	No. The Contract does not have a surrender charge.			Fee Table and Examples
Are There Transaction Charges?	No. We do not assess any transaction charges.
Are There Ongoing Fees and Expenses?
Yes. The table below describes the current fees and expenses that you may pay each year, depending on the investment options and optional benefits you choose. Please refer to your Contract Data page for information about the specific fees you will pay each year based on the options you have elected.
Fee Table and Examples Appendix A: Investment Options Available Under the Contract
	Annual Fee	Minimum	Maximum
	Base Contract(1) (varies by death benefit option, age band, and Contract value)	[__]%	[__]%
	Fund options (Funds fees and expenses)(2)	[__]%	[__]%
	Optional benefits available for an additional charge (for a single optional benefit, if elected)(3)	[__]%	[__]%
(1) As a percentage of average daily contract value in the Variable Account. Includes the mortality and expense fee and contract administrative charge.
(2) As a percentage of Fund net assets.
(3) As a percentage of average daily Contract value in the Variable Account.
Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the Contract.

	Lowest Annual Cost: $[__]	Highest Annual Cost: $[__]
Assumes:
•Investment of $100,000
•5% annual appreciation
•Least expensive combination of
Contract features and Fund fees
and expenses
•No optional benefits
•No sales charge
•No additional purchase payments,
transfers or withdrawals

Assumes:
•Investment of $100,000
•5% annual appreciation
•Most expensive combination of
Contract features, optional
benefits and Fund fees and
expenses
•No sales charge
•No additional purchase payments,
transfers or withdrawals

RISKS
Is There a Risk of Loss from Poor Performance?	Yes. You can lose money by investing in this Contract including loss of principal.			Principal Risks of Investing in the Contract

6 [RiverSource PortfolioEdge Advisory Variable Annuity NY] — Summary Prospectus

	RISKS	Location in Statutory Prospectus
Is This a Short-Term Investment?
No.
•The Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash because the contract is designed to provide for the accumulation of retirement savings and income on a long-term basis.
•Surrenders may reduce contract guarantees.
•Surrenders may also be subject to taxes and tax penalties.
•The benefits of tax deferral and long-term income mean the contract is generally more beneficial to investors with a long term investment horizon.
Principal Risks of Investing in the Contract Charges and Adjustments – Transaction Expenses – Surrender Charge for Fixed Annuity Payout Plans
What Are the Risks Associated with the Investment Options?
•An investment in the Contract is subject to the risk of poor investment performance and can vary depending on the performance of the investment options available under the Contract.
•Each investment option (including under any Fixed Account investment options) has its own unique risks.
•You should review the investment options before making any investment decisions.
Principal Risks of Investing in the Contract The Variable Account and the Funds
What Are the Risks Related to the Insurance Company?
Any obligations (including under the Fixed Account), guarantees or benefits we may provide under the contract that exceed the value of amounts held in the Variable Account are subject to our financial strength and claims-paying ability. If we experience financial distress, we may not be able to meet our obligations to you. More information about RiverSource
Life of NY, including our financial strength ratings, is available by contacting us at [_________].
Principal Risks of Investing in the Contract The General Account
RESTRICTIONS
Are There Restrictions on the Investment Options?
Yes.
•Subject to certain restrictions, you may transfer your Contract value among the subaccounts without charge at any time before the
annuitization start date, and once per contract year after the annuitization start date.
•We reserve the right to modify, restrict or suspend your transfer privileges if we determine that your transfer activity constitutes market timing.
•We reserve the right to limit the number of transfers allowed each contract year. The limit will not be less than 12 transfers per contract year.
•We reserve the right to add, remove or substitute Funds as investment options. We also reserve the right, upon notification to you, to close or restrict any Funds.
•The Special DCA Fixed Account is only available during the first 180 days from the contract issue date.
Making the Most of Your Contract – Transferring Among Accounts Substitution of Investments
Are There Any Restrictions on Contract Benefits?	Yes. •We may stop offering an optional benefit at any time for new sales. •Withdrawals may substantially reduce the benefit.	Optional Benefits – Optional Death Benefits

[RiverSource PortfolioEdge Advisory Variable Annuity NY] — Summary Prospectus 7

	TAXES	Location in Statutory Prospectus
What Are the Contract’s Tax Implications?
•Consult with a tax advisor to determine the tax implications of an investment in and payments and withdrawals received under this
Contract.
•If you purchase the Contract through a tax-qualified plan or individual retirement account, you do not get any additional tax benefit.
•Earnings under your contract are taxed at ordinary income tax rates generally when withdrawn. You may have to pay a 10% tax penalty if you take a withdrawal before age 59½.
Taxes
CONFLICTS OF INTEREST
How Are Investment Professionals Compensated?
•RiverSource does not pay commissions to investment professionals for selling this Contract to you. Investment professionals receive compensation in connection with the Contract in the form of investment advisory fees paid by you.
•Your investment professional may receive compensation for selling this
Contract to you, both in the form of advisory fees and because we may share the revenue the Contract earns with the professional’s firm. (Your investment professional may be your broker-dealer, investment adviser, insurance agent, or someone else.) This potential conflict of interest may influence your investment professional to recommend this Contract over another investment.
About the Service Providers
Should I Exchange My Contract?
If you already own an annuity or insurance Contract, some investment professionals may have a financial incentive to offer you a new Contract in place of the one you own. You should only exchange a Contract you already own if you determine, after comparing the features, fees, and risks of both
Contracts, that it is better for you to purchase the new Contract rather than continue to own your existing Contract.
Buying Your Contract – Contract Exchanges

8 [RiverSource PortfolioEdge Advisory Variable Annuity NY] — Summary Prospectus

Additional Information About Fees
The following tables describe the fees and expenses and adjustments that you will pay when buying, owning, surrendering, or making withdrawals from an investment option or from the Contract. Please refer to your Contract Data page for information about the specific fees you will pay each year based on the options you have elected.
The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender or make withdrawals from the Contract.

Transaction Expenses

There are no sales charges, deferred sales charges, or surrender charges associated with this Contract.

The next table describes the fees and expenses that you will pay each year during the time that you own the contract (not including Funds fees and expenses). If you choose to purchase an optional benefit, you will pay additional charges, as shown below.

Annual Contract Expenses

Administrative Expenses
(assessed annually and upon full surrender)
Annual contract administrative charge*	Maximum: $80	Current: $50
Annual contract administrative charge if your contract value equals or exceeds $50,000	Maximum: $30	Current: $0
* Upon full surrender of the contract, we will assess this charge even if your contract value equals or exceeds $50,000.
Base Contract Expenses(1)
(as a percentage of average daily contract value in the variable account)
Age band is determined based on your age on the application date. For more information on how we determine age band, please see section "Charges and Adjustments – Annual Contract Expenses – Mortality and Expense Risk Fee".
(1) Base Contract Expenses are called Mortality and Expense Risk Fee in the Contract and elsewhere in this prospectus.
Standard Death Benefit
Age Band	Base Contract Expenses
0-80	0.30%
81-85	0.40%
86 and older	0.70%
Contract Value Death Benefit
For non-qualified contracts only, you can opt out of the Standard Death Benefit and select the Contract Value Death Benefit. The base contract expense is 0.10% for all ages.
Optional Benefit Expenses
Optional Death Benefits
If your contract has the Standard Death Benefit, you may select the following optional death benefit rider for an additional fee. The optional rider fee will be added to your mortality and expense risk fee.
MAV Death Benefit (as a percentage of average daily contract value in the variable account)	Maximum: [__]%	Current: [__]%
If you choose the above optional death benefit, we will charge the rider fee in addition to your mortality and expense risk fee.
The next table shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the contract. Expenses shown may change over time and may be higher or lower in the future. A complete list of investment options available under the contract, including their annual expenses, may be found in Appendix A.

[RiverSource PortfolioEdge Advisory Variable Annuity NY] — Summary Prospectus 9

Annual Fund Expenses(1)

Total Annual Fund Expenses	Minimum(%)	Maximum(%)
(expenses deducted from the Fund assets, including management fees, distribution and/or service (12b-1) fees and other expenses)	[__]%	[__]%
(1)
Total annual Fund operating expenses are deducted from amounts that are allocated to the Fund. They include management fees and other expenses and may include distribution (12b-1) fees. Other expenses may include service fees that may be used to compensate service providers, including us and our affiliates, for administrative and contract owner services provided on behalf of the Fund. The amount of these payments will vary by Fund and may be significant. See “The Variable Account and the Funds” for additional information, including potential conflicts of interest these payments may create. Distribution (12b-1) fees are used to finance any activity that is primarily intended to result in the sale of Fund shares. Because 12b-1 fees are paid out of Fund assets on an ongoing basis, you may pay more if you select Subaccounts investing in Funds that have adopted 12b-1 plans than if you select Subaccounts investing in Funds that have not adopted 12b-1 plans. For a more complete description of each Fund’s fees and expenses and important disclosure regarding payments the Fund and/or its affiliates make, please review the Fund’s prospectus and SAI.
Examples
These examples are intended to help you compare the cost of investing in the contract. These costs include Transaction Expenses, Annual Contract Expenses, and Annual Fund Expenses.
These examples assume that you invest $100,000 in the contract for the time periods indicated. These examples also assume that your investment has a 5% return each year. The “Maximum” example further assumes the most expensive combination of Annual Contract Expenses reflecting the maximum charges, Annual Fund Expenses and optional benefits available. The “Minimum” example further assumes the least expensive combination of Annual Contract Expenses reflecting the current charges, Annual Fund Expenses and that no optional benefits are selected. Although your actual costs may be higher or lower, based on these assumptions your maximum and minimum costs would be:
Maximum Expenses. These examples assume that you have the Standard Death Benefit and optional MAV Death Benefit. Although your actual costs may be higher or lower, based on these assumptions your costs would be:
If you surrender your contract at the end of the applicable time period:				If you do not surrender your contract or if you select an annuity payout plan at the end of the applicable time period:
1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years

$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]
Minimum Expenses. These examples assume that you have a non-qualified contract, have elected the Contract Value Death Benefit and do not select any optional benefits. Although your actual costs may be higher, based on these assumptions your costs would be:
If you surrender your contract at the end of the applicable time period:				If you do not surrender your contract or if you select an annuity payout plan at the end of the applicable time period:
1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years

$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]
THE EXAMPLES ARE ILLUSTRATIVE ONLY. YOU SHOULD NOT CONSIDER THESE EXAMPLES AS A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES WILL BE HIGHER OR LOWER THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE CONTRACT VALUE TO ANY OTHER AVAILABLE SUBACCOUNTS.

10 [RiverSource PortfolioEdge Advisory Variable Annuity NY] — Summary Prospectus

Buying the Contract
You may purchase a contract by submitting an application through your financial advisor to our Service Center. You can buy a contract if you are 90 or younger on the date the contract is issued.
Purchase Payments
Purchase payment amounts and purchase payment timing may be limited under the terms of the contract. If we do not receive your initial purchase payment within 180 days from the application signed date, we will consider your contract void from the start.
Minimum Initial Purchase Payments*
Qualified annuities	$5,000
Nonqualified annuities	$10,000
Minimum Additional Purchase Payments
$50
Maximum Purchase Payments** (without our prior approval) based on the contract year and your age on the effective date of the payment:
Maximum Purchase Payments Per Contract Year
	through age 85	for ages 86 to 90	age 91 or older
For the first contract year	$1,000,000	$100,000	$0
Second contract year and thereafter	$100,000	$50,000	$0

Maximum Total Purchase Payments Per Owner (see the Purchase Payment provision in the Contract)
	through age 85	for ages 86 to 90	age 91 or older
Total Purchase Payments	$1,000,000	$100,000	$100,000
According to Our current administrative practice, the Maximum Purchase Payments may be higher than shown above and may vary by age and contract year. Contact Your advisor or Our Service Center for the current Maximums.
*
If a payroll remittance is set up through your employer, the minimum initial purchase payment is $50.
**
These limits apply in total to all RiverSource Life of NY annuities you own unless a higher amount applies to your contract. For qualified annuities, the Code’s limits on annual contributions also apply. Additional purchase payments for inherited IRA contracts cannot be made unless the payment is IRA money inherited from the same decedent.
You may make regular payments to your contract under a scheduled payment plan. You must make an initial purchase payment of $5,000 or $ 10,000 depending on the tax qualification. Once the required initial purchase payment amount has been met, you can begin the scheduled payment plan by sending a completed form to the Service Center. Certain qualified plan applications allow the establishment of a scheduled payment plan without meeting the required initial purchase payment amount. Contact your financial advisor for details. There is no charge for the scheduled payment plan. You can stop your scheduled payment plan at any time.
Allocation of Purchase Payments
The contract provides for allocation of purchase payments to the subaccounts of the Variable Account and/or to the Special DCA Fixed Account (only available during the first 180 days from the contract issue date).
Crediting Purchase Payments to Your Account
Initial Purchase Payments. If your application is complete, we will process it and apply your purchase payment to your investment selections within two business days after we receive it at our Service Center. If we accept your application, we will send you a contract. If your application is not complete, you must give us the information to complete it within five business days. If we cannot accept your application within five business days, we will decline it and return your payment unless you specifically ask us to keep the payment and apply it once your application is complete.
Subsequent Purchase Payments. We will credit additional eligible purchase payments you make to your accounts on the valuation date we receive them. If we receive an additional purchase payment at our Service Center before the close of business, we will credit any portion of that payment allocated to the subaccounts using the accumulation unit value we calculate on the valuation date we received the payment. If we receive an additional purchase payment at our Service Center at or after the close of business, we will credit any portion of that payment allocated to the subaccounts using the accumulation unit value we calculate on the next valuation date after we received the payment.

[RiverSource PortfolioEdge Advisory Variable Annuity NY] — Summary Prospectus 11

Making Withdrawals: Accessing the Money in Your Contract
We may ask you to return the contract. You may have to pay a contract administrative charge or any applicable optional rider charges and federal income taxes and penalties. State and local income taxes may also apply (see “Taxes” in your prospectus). You cannot make surrenders after the annuitization start date except if you elect an annuity payout plan with guaranteed payouts.
Any partial surrender you take under the contract will reduce your contract value. As a result, the value of your death benefit or any optional benefits you have elected also will be reduced.
In addition, surrenders you are required to take to satisfy the RMDs under the Code, may reduce the value of certain death benefits and optional benefits.
Please see “Surrenders” in your prospectus for more information about surrenders.
Requesting a Withdrawal
You can request to surrender all or part of your contract value by sending us a written request or calling us. If we receive your surrender request at our Service Center in good order before the close of the NYSE (4:00pm Eastern time unless the NYSE closes earlier), we will process your surrender using the accumulation unit value we calculate on the valuation date we received your surrender request. If we receive your surrender request at our Service Center in good order at or after the close of the NYSE (4:00pm Eastern time unless the NYSE closes earlier), we will process your surrender using the accumulation unit value we calculate on the next valuation date after we received your surrender request.
Normally, we will send the payment within seven days after receiving your request in good order. However, we may postpone the payment if:
–
the NYSE is closed, except for normal holiday and weekend closings;
–
trading on the NYSE is restricted, according to SEC rules;
–
an emergency, as defined by SEC rules, makes it impractical to sell securities or value the net assets of the accounts; or
–
the SEC permits us to delay payment for the protection of security holders.
We may also postpone payment of the amount attributable to a purchase payment as part of the total surrender amount until cleared from the originating financial institution.

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Benefits Available Under the Contract
The following table summarizes information about the benefits available under the Contract.
Name of Benefit	Purpose	Maximum Fee	Current Fee	Brief Description of Restrictions/ Limitations
Standard Benefits (no additional charge)
Dollar Cost Averaging	Allows the systematic transfer of a specified dollar amount among the subaccounts	N/A	N/A	•Transfers not available to the Special DCA Fixed Account
Special Dollar Cost Averaging (SDCA)	Allows the systematic transfer from the Special DCA Fixed Account to one or more eligible subaccounts	N/A	N/A
•Only available for 180 days from the
contract issue date
•Must be funded with a purchase
payment, not transferred contract
value
•Only 6-month and 12-month options
are available
•Transfers occur on a monthly basis
and the first monthly transfer
occurs one day after we receive
your purchase payment
•You may not use the Special DCA
Fixed Account as a destination for
the Special DCA monthly transfer

Asset Rebalancing	Allows you to have your investments periodically rebalanced among the subaccounts to your pre-selected percentages	N/A	N/A
•You must have $2,000 in Contract
Value to participate
•We require 30 days’ notice for you
to change or cancel the program
•You can request rebalancing to be
done either quarterly, semiannually
or annually

Automated Partial Surrenders	Allows automated partial surrenders from the contract	N/A	N/A	•Additional systematic payments are not allowed with automated partial surrenders •May result in income taxes and IRS penalty on all or a portion of the amounts surrendered
Standard Death Benefit
For Contract Owners
age 80 or younger:
Pays a death benefit to
Your Beneficiary(ies)
equal to the greater of
(1) the contract value,
(2) the ROPP Value, or
(3) the Maximum
3-Year Anniversary
Value
For Contract Owners
age 81 or older: Pays a
death benefit to Your
Beneficiary(ies) equal
to the greater of the
contract value or the
ROPP Value
		N/A	N/A
•Withdrawals will proportionately
reduce the benefit, which means
your benefit could be reduced by
more than the dollar amount of your
withdrawals, and such reductions
could be significant
•Annuitizing the Contract terminates
the benefit

Contract Value	Provides a minimum	N/A	N/A	•Annuitizing the Contract terminates

[RiverSource PortfolioEdge Advisory Variable Annuity NY] — Summary Prospectus 13

Name of Benefit	Purpose	Maximum Fee	Current Fee	Brief Description of Restrictions/ Limitations
Death Benefit	death benefit equal to the Contract Value			the benefit •Only available for non-qualified contracts
Optional Benefits
MAV Death Benefit	Increases the guaranteed death benefit to the highest anniversary contract value, adjusted for any partial surrenders	0.25% of average daily variable account value	0.25%
•Available to owners age 80 and
younger
•Must be elected at contract issue
•Not available with Contract Value
Death Benefit
•No longer eligible to increase on
any contract anniversary on/after
your 84th birthday
•Withdrawals will proportionately
reduce the benefit, which means
your benefit could be reduced by
more than the dollar amount of your
withdrawals, and such reductions
could be significant
•Annuitizing the Contract terminates
the benefit

14 [RiverSource PortfolioEdge Advisory Variable Annuity NY] — Summary Prospectus

Appendix A: Investment Options Available Under the Contract
The following is a list of funds available under the contract. More information about the funds is available in the prospectuses for the funds, which may be amended from time to time and can be found online at [____]. You can also request this information at no cost by calling [____] or by sending an email request to [____].
The current expenses and performance information below reflects fee and expenses of the funds, but do not reflect the other fees and expenses that your contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each fund’s past performance is not necessarily an indication of future performance.
[TO BE FILED BY AMENDMENT]
The following is a list of Fixed Options currently available under the Contract. We may change the features of the Fixed Options listed below or terminate existing Fixed Options. We will provide you with written notice before doing so.

Name	Term	Contract Issue Year	Guaranteed Minimum Interest Rate*
Special DCA Fixed Account	6 Months	2027	[___]%
Special DCA Fixed Account	1 Year	2027	[___]%
* See your Contract Data Page for your applicable guaranteed minimum interest rate.

[RiverSource PortfolioEdge Advisory Variable Annuity NY] — Summary Prospectus 15

The prospectus and Statement of Additional Information (SAI) include additional information about the Contract. The prospectus and SAI, dated the same date as this summary prospectus, are incorporated by reference. The prospectus and SAI are available, without charge, upon request. For a free copy of the prospectus, SAI, or for more information about the Contract, call us at 1-800-862-7919, visit our website at riversource.com/annuities or write to us at: 70100 Ameriprise Financial Center Minneapolis, MN 55474.

RiverSource Life Insurance Company
70100 Ameriprise Financial Center
Minneapolis, MN 55474
1-800-862-7919
[____________]
Reports and other information about RiverSource of New York Variable Annuity Account are available on the SEC’s website at http://www.sec.gov, and copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.

EDGAR Contract Identifier: [_________]
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